Dice Holdings, Inc. Reports First Quarter 2014 Results

•	Revenues increased 20% year-over-year to $60.7 million in the first quarter

•	Net income totaled $4.4 million, resulting in earnings per diluted share of $0.08

•	Cash flows from operations totaled $12.0 million during the first quarter

•	Adjusted EBITDA increased 10% year-over-year to $18.6 million (see “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Deferred Revenue totaled $88.2 million, a 14% increase from December 31, 2013

•	More hiring managers make Open WebTM the clear leader in big data recruiting

New York, New York, April 30, 2014 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, today reported financial results for the quarter ended March 31, 2014.
Revenues for the quarter ended March 31, 2014 totaled $60.7 million, an increase of 20% from $50.4 million in the comparable quarter of 2013 due primarily to revenues from businesses acquired within the past year. Overall recruitment activity was fairly consistent in tech, energy, healthcare and hospitality during the first quarter, while activity improved in financial services. OnTargetjobs®, acquired in November 2013, The IT Job Board®, acquired in July 2013, and OilCareers, acquired in March 2014, contributed revenues of $8.8 million, $2.1 million, and $0.2 million, respectively, in the first quarter.
During the first quarter, the number of hiring managers and recruiters utilizing Dice’s Open Web increased and the Company launched Open Web, in beta, with The IT Job Board service. Open Web combines publicly available information from about 50 social and professional networks to create an all-in-one candidate profile and a more efficient way to connect with candidates.
Operating expenses for the first quarter totaled approximately $52.8 million, an increase of $13.8 million from the year ago first quarter, driven by the inclusion of $14.5 million for the aforementioned acquisitions. The Company’s net income for the quarter ended March 31, 2014 totaled approximately $4.4 million, resulting in diluted earnings per share of $0.08.
Net cash provided by operating activities totaled $12.0 million for the quarter ended March 31, 2014, as compared to $21.9 million for the quarter ended March 31, 2013.
Adjusted EBITDA for the quarter ended March 31, 2014 increased 10% year-over-year to $18.6 million or 30% of Adjusted Revenues. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results
For the quarter ended March 31, 2014, Tech & Clearance segment revenues increased 1% year-over-year to $32.4 million, or 53% of Dice Holdings’ consolidated revenues. The acquisition of The IT Job Board added $2.1 million to Tech & Clearance revenues in the first quarter, while revenues from Dice and ClearanceJobs declined 4% and 9% year-over-year, respectively.
Finance segment revenues for the first quarter of 2014 increased 2% year-over-year to $8.8 million, with currency translation from pound sterling to U.S. dollars positively impacting revenues by $0.5 million year-over-year. Recruitment activity in financial services increased in the quarter, particularly in Europe and Asia, including increased buying of the Company’s service by large financial institutions.
The Energy segment grew 14% year-over-year to contribute $5.9 million in revenues in the quarter ended March 31, 2014, accounting for 10% of consolidated revenues. Supplementing Rigzone’s organic growth was the acquisition of OilCareers, the leading recruitment site for oil and gas professionals in Europe, which added $0.2 million in the first quarter.

For the quarter ended March 31, 2014, the Healthcare segment and the Hospitality segment contributed $6.5 million and $2.9 million of Dice Holdings’ consolidated revenues, respectively.

Corporate & Other segment revenues totaled $4.1 million for the quarter ended March 31, 2014. During the quarter, the Company initiated actions to align Slashdot Media’s cost structure with the financial performance of its underlying advertising business.

Balance Sheet
Deferred revenue at March 31, 2014 was $88.2 million compared to $77.2 million at March 31, 2013 and $77.4 million at December 31, 2013. The $10.8 million or 14% sequential increase was primarily driven by increases at three of our key recruiting brands - Dice.com, Rigzone and eFinancialCareers. The acquisition of OilCareers added $1.0 million to the March 31, 2014 Deferred revenue balance.

Net Debt, defined as total debt less cash and cash equivalents and investments, was $103.3 million at March 31, 2014, consisting of total debt of $121.4 million minus cash and cash equivalents of $18.0 million. This compares to Net Debt of $79.6 million at December 31, 2013, consisting of total debt of $119.0 million minus cash and cash equivalents and investments of $39.4 million.

In March 2014, the Company purchased the outstanding shares of OilCareers for $26.1 million, net of cash acquired. The Company purchased 960,593 shares of its common stock on the open market during the first quarter of 2014 pursuant to its stock repurchase plan at an average cost of $7.26 per share, for a total cost of approximately $7.0 million.

Management Comments
“Our overall sales performance improved in the first quarter. While it will take some time to get the company’s organic growth rate to a reasonable pace, we are satisfied by the first signs of progress, which demonstrates that hiring managers continue to strongly value our specialized approach,” said Michael Durney, President and CEO of Dice Holdings, Inc. “We seized an opportunity to expand our energy recruiting service in Europe with the acquisition of OilCareers and we began the expansion of Open Web to Europe during the quarter.” Mr. Durney added, “With the best position in each of our six key recruiting verticals, our early progress is rewarding, because we understand leveraging success amongst each brand will deliver the right returns for professionals, hiring managers and shareholders.”

“Our first quarter financial performance includes several elements of forward movement, including the growth in deferred revenue and an increase in the renewal rate on annual customers at Dice.com,” said John Roberts, CFO. “We are on track to meet our financial goals this year, while investing for growth, returning cash to shareholders and considering additional acquisitions.”

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of April 30, 2014 for the quarter ending June 30, 2014 and the year ending December 31, 2014. The Company’s actual performance will vary based on a number of factors including those that are outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures.”

	Quarter ending June 30, 2014	Year ending December 31, 2014

Revenues	$62 - $63 mm	$248 - $255 mm

Estimated Contribution by Segment
Tech & Clearance	52%	53%
Finance	15%	14%
Energy	12%	12%
Healthcare	10%	10%
Hospitality	5%	5%
Corporate & Other	6%	6%

Adjusted EBITDA*	$19.0 - $19.5 mm	$75 - $77 mm
Adjusted EBITDA Margin*	30%	30%

Depreciation and Amortization	$8.5 mm	$ 31 mm
Non-cash stock compensation expense	$2.5 mm	$ 10 mm
Interest expense, net	$1.0 mm	$ 5 mm
Income taxes	$2.2 - $2.4 mm	$9.5 - $10.0 mm

Net income	$3.8 - $4.1 mm	$16.5 - $18.0 mm

Fully diluted share count	55.4 mm	55.4 mm

*Estimated Adjusted EBITDA includes an estimated fair value adjustment to deferred revenue of $1 million and $3 million, respectively, for the quarter ending June 30, 2014 and year ending December 31, 2014. Adjusted EBITDA margin is computed as Adjusted EBITDA divided by Adjusted Revenues (see “Notes Regarding the Use of Non-GAAP Financial Measures.”)

Conference Call Information

The Company will host a conference call to discuss first quarter results today at 8:30 a.m. Eastern Time.  Hosting the call will be Michael P. Durney, President and Chief Executive Officer and John J. Roberts, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-515-2915 or for international callers by dialing 617-399-5129; the passcode is 75442536. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 67264224. The replay will be available until May 7, 2014.

The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Upcoming Investor Conference

On Wednesday, May 7, 2014, Mr. Durney will present at the Jefferies 2014 Technology, Media and Telecom Conference to be held in Miami. The presentation will be held at 10:00 AM Eastern time and will be webcast live from the Company’s website.

Investor & Media Contact

Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, hospitality and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, Adjusted Revenues, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes. The Company has provided required reconciliations to the most comparable GAAP measures in the section entitled “Supplemental Information and Non-GAAP Reconciliations.”
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income plus (to the extent deducted in calculating such net income interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.
Adjusted Revenues
Adjusted Revenues is a metric used by management to measure operating performance. Adjusted Revenues, represents Revenues plus the fair value adjustment to deferred revenue related to purchase accounting of acquisitions. We consider Adjusted Revenues to be an important measure to evaluate the performance of our acquisitions.
Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period and is adjusted for acquisition related payments within operating cash flows.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended March 31,
	2014	2013

Revenues	$60,690	$50,435

Operating expenses:
Cost of revenues	8,854	5,118
Product development	6,403	5,433
Sales and marketing	19,018	16,601
General and administrative	11,362	8,423
Depreciation	2,821	1,657
Amortization of intangible assets	4,311	1,701
Change in acquisition related contingencies	45	47
Total operating expenses	52,814	38,980
Operating income	7,876	11,455
Interest expense	(893)	(375)
Other income (expense)	(8)	9
Income before income taxes	6,975	11,089
Income tax expense	2,580	4,014
Net income	$4,395	$7,075

Basic earnings per share	$0.08	$0.12
Diluted earnings per share	$0.08	$0.12

Weighted average basic shares outstanding	53,105	57,529
Weighted average diluted shares outstanding	55,376	61,097

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended March 31,		For the year ended December 31,
	2014	2013	2013
Cash flows from operating activities:
Net income	$4,395	$7,075	$38,087
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	2,821	1,657	5,657
Amortization of intangible assets	4,311	1,701	6,654
Deferred income taxes	(1,452)	(483)	(4,406)
Amortization of deferred financing costs	93	61	315
Share based compensation	2,346	2,038	6,130
Change in acquisition related contingencies	45	47	48
Change in accrual for unrecognized tax benefits	153	(196)	(1,367)
Changes in operating assets and liabilities:
Accounts receivable	(4,143)	2,580	(3,253)
Prepaid expenses and other assets	(2,544)	(1,236)	(835)
Accounts payable and accrued expenses	(5,763)	366	544
Income taxes receivable/payable	2,169	188	776
Deferred revenue	9,587	8,148	5,581
Other, net	2	(1)	(35)
Net cash flows from operating activities	12,020	21,945	54,661
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(26,724)	—	(30,800)
Purchases of fixed assets	(2,569)	(2,989)	(5,902)
Maturities and sales of investments	—	485	4,507
Net cash flows from investing activities	(29,293)	(2,504)	(33,939)
Cash flows from financing activities:
Payments on long-term debt	(3,625)	(12,000)	(23,500)
Proceeds from long-term debt	6,000	—	54,500
Payments under stock repurchase plan	(6,872)	(5,116)	(68,220)
Payment of acquisition related contingencies	(824)	—	(1,557)
Proceeds from stock option exercises	2,514	2,223	2,474
Purchase of treasury stock related to vested restricted stock	(1,054)	(951)	(423)
Excess tax benefit over book expense from stock based compensation	197	989	998
Net cash flows from financing activities	(3,664)	(14,855)	(36,829)
Effect of exchange rate changes	(373)	(665)	883
Net change in cash and cash equivalents for the period	(21,310)	3,921	(15,224)
Cash and cash equivalents, beginning of period	39,351	40,013	55,237
Cash and cash equivalents, end of period	$18,041	$43,934	$40,013

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	March 31, 2014	December 31, 2013
Current assets
Cash and cash equivalents	$18,041	$39,351
Accounts receivable, net	44,082	37,760
Deferred income taxes - current	1,190	1,399
Income taxes receivable	559	2,399
Prepaid and other current assets	6,273	3,739
Total current assets	70,145	84,648
Fixed assets, net	17,959	18,612
Acquired intangible assets, net	94,942	84,905
Goodwill	244,833	230,190
Deferred financing costs, net	1,593	1,685
Other assets	874	601
Total assets	$430,346	$420,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$21,869	$27,468
Deferred revenue	88,161	77,394
Current portion of acquisition related contingencies	9,050	5,751
Current portion of long-term debt	2,500	2,500
Deferred income taxes - current	117	123
Income taxes payable	1,144	400
Total current liabilities	122,841	113,636
Long-term debt	118,875	116,500
Deferred income taxes - non-current	15,721	13,641
Accrual for unrecognized tax benefits	2,771	2,618
Acquisition related contingencies	—	4,042
Other long-term liabilities	2,519	2,392
Total liabilities	262,727	252,829
Total stockholders’ equity	167,619	167,812
Total liabilities and stockholders’ equity	$430,346	$420,641

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the three month periods ended March 31, 2014 and 2013 and a balance sheet as of March 31, 2014 and December 31, 2013 are provided elsewhere in this press release.

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended March 31,		For the year ended December 31,
	2014	2013	2014
Revenues by Segment (GAAP Revenue)
Tech & Clearance (1)	$32,442	$31,967	$32,442
Finance	8,809	8,608	8,809
Energy (2)	5,921	5,201	5,921
Healthcare (3)	6,451	576	6,451
Hospitality	2,931	—	2,931
Corporate & Other	4,136	4,083	4,136
	$60,690	$50,435	$60,690
Add back fair value adjustment to deferred revenue
Tech & Clearance	$179	$—	$682
Energy	126	—
Healthcare	413	—	413
Hospitality	524	—	524
	$1,242	$—	$1,619
Adjusted Revenues by Segment
Tech & Clearance	$32,621	$31,967	$33,124
Finance	8,809	8,608	8,809
Energy	6,047	5,201	5,921
Healthcare	6,864	576	6,864
Hospitality	3,455	—	3,455
Corporate & Other	4,136	4,083	4,136
	$61,932	$50,435	$62,309
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$4,395	$7,075
Interest expense	893	375
Income tax expense	2,580	4,014
Depreciation	2,821	1,657
Amortization of intangible assets	4,311	1,701
Change in acquisition related contingencies	45	47
Non-cash stock compensation expense	2,346	2,038
Deferred revenue adjustment	1,242	—
Other	8	(9)
Adjusted EBITDA	$18,641	$16,898

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$12,020	$21,945
Interest expense	893	375
Amortization of deferred financing costs	(93)	(61)
Income tax expense	2,580	4,014
Deferred income taxes	1,452	483
Change in accrual for unrecognized tax benefits	(153)	196
Change in accounts receivable	4,143	(2,580)
Change in deferred revenue	(9,587)	(8,148)
Deferred revenue adjustment	1,242	—
Changes in working capital and other	6,144	674
Adjusted EBITDA	$18,641	$16,898

Adjusted EBITDA	$18,641	$16,898
Adjusted EBITDA Margin (4)	30.1%	33.5%

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

	For the three months ended March 31,
	2014	2013

Calculation of Free Cash Flow
Net cash provided by operating activities	$12,020	$21,945
Purchases of fixed assets	(2,569)	(2,989)
Free Cash Flow	$9,451	$18,956

Dice.com Recruitment Package Customers
Beginning of period	8,100	8,400
End of period	8,000	8,650
Average for the period (5)	8,100	8,600

Dice.com Average Monthly Revenue per Recruitment Package Customer (6)	$1,022	$992

Segment Definitions:
Tech & Clearance: Dice.com, ClearanceJobs, The IT Job Board (from acquisition, July 2013) and related career fairs
Finance: eFinancialCareers
Energy: Rigzone, OilCareers (from acquisition, March 2014) and related career fairs
Healthcare: Health Callings; HEALTHeCAREERS and BioSpace (both from acquisition, November 2013)
Hospitality: Hcareers (from acquisition, November 2013)
Corporate & Other: Corporate related costs, Slashdot Media (since date of acquisition, September 2012) and WorkDigital (since date of acquisition, October 2012)

(1) Includes $2.1 million of The IT Job Board revenue for the first quarter 2014.
(2) Includes $0.2 million of OilCareers revenue for the first quarter 2014.
(3) Includes $5.9 million of HEALTHeCAREERS and BioSpace revenue for the first quarter 2014.
(4) Adjusted EBITDA margin is computed as Adjusted EBITDA divided by Adjusted Revenues.
(5) Reflects the daily average of recruitment package customers during the period.
(6) Reflects simple average of three months in each period.